Exhibit 99.1

For Immediate Release:

RENT-A-CENTER, INC. ANNOUNCES

MANAGEMENT TRANSITION

Plano, Texas, August 13, 2015 — Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS: RCII) today announced the resignation of Mitchell E. Fadel, President and Chief Operating Officer, effective August 28, 2015, to become the President, U.S. Pawn of EZCORP, Inc. a company headquartered in Austin, Texas.

“On behalf of the entire Rent-A-Center family, I would like to thank Mitch for his numerous contributions to our company,” said Robert D. Davis, Chief Executive Officer of the Company. “Since joining Rent-A-Center in 1992, Mitch’s efforts have positively impacted every aspect of our operations and strengthened our organization for the opportunities we have ahead of us. His leadership has had a major impact on the management team’s recent success in initiating and implementing positive changes in our Core U.S. operations, ranging from the introduction of our flexible labor model to our transition to a market-responsive pricing model to the development of our five new sourcing and distribution centers.”

Mr. Fadel stated, “I am extremely proud of the work we have done over the past 23 years as we have built Rent-A-Center into the great company that it is today. I have been especially fortunate to have worked with an incredible group of talented and professional people over the years. While I am excited for my next opportunity, I will miss Rent-A-Center and all of my former co-workers very much. I look forward to the Company’s continued success.”

Mr. Davis added, “I have known and worked with Mitch Fadel for more than 20 years. His friendship, integrity and commitment throughout his many years of service have always been invaluable, and he leaves our Company well-positioned for the future. We wish him nothing but the best in his next endeavor.”

Mr. Fadel has served as President since July 2000, as the Company’s Chief Operating Officer since December 2002 and as a director of the Company from December 2000 to November 2013. From November 1992 until July 2000, Mr. Fadel served as President and Chief Executive Officer of Rent-A-Center Franchising International, Inc., the Company’s franchising subsidiary. Prior to that, Mr. Fadel worked in the Rent-A-Center brand through various affiliates for a total of more than 32 years of association with the brand.

Upon Mr. Fadel’s resignation, his direct reports will report to Mr. Davis.

A rent-to-own industry leader, Rent-A-Center, Inc., headquartered in Plano, Texas, is focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable goods such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 2,945 stores in the United States, Mexico, Canada, and Puerto Rico, and approximately 1,470 Acceptance Now kiosk locations in the United States and Puerto Rico. Rent-A-Center Franchising International, Inc., a wholly owned subsidiary of the Company, is a national franchisor of approximately 185 rent-to-own stores operating under the trade names of “Rent-A-Center”, “ColorTyme” and “Rimtyme”. For additional information about the Company, please visit www.rentacenter.com.

Contact for Rent-A-Center, Inc.:

Maureen Short

Senior Vice President — Finance, Investor Relations and Treasury (972) 801-1899

maureen.short@rentacenter.com